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                                                                    Exhibit 21.1

                                  SUBSIDIARIES

Fedders North America, Inc.

Fedders International, Inc.

Fedders Investment Corporation

Melcor Corporation

Emerson Quiet Kool Corporation

Columbia Specialties, Inc.

Rotorex Company, Inc.

Fedders, Inc.

Fedders de Mexico S.A. de CV

Fedders Asia PTE, Ltd.

Fedders Exporting, Inc.

Fedders Xinle Co. Ltd.

NYCOR North America, Inc.

Melcor International Sales, Inc.

Melcor International Sales Corp.

Rotorex International, Inc.

Rotorex Technologies, Inc.

Fedders Trading Co. Ltd.

Fedders Europe, S.L.

BSH and Fedders International Air Conditioning, S.A.